EXHIBIT 99.1


FOR MORE INFORMATION CONTACT:
Investors:                                  Media:
Jayne L. Cavuoto-Krafchik                   Drew Biondo
Director of Investor Relations              Director of Corporate Communications
(516) 812-8217                              (516) 812-8208
jcavuoto@deltafinancial.com                 dbiondo@deltafinancial.com


        DELTA FINANCIAL REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

      WOODBURY, NY, March 9, 2004 - Delta Financial Corporation (Amex: DFC), a specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans, today reported net income for the three months and full year ended December 31, 2003.

      Net income for the quarter ended December 31, 2003 was $7.4 million, or $0.37 per diluted share (on a fully taxed basis), compared to $4.7 million, or $0.28 per diluted share, for the same period one year ago, when the Company's earnings were not fully taxed as a result of a valuation allowance it maintained against its deferred tax asset. The Company has therefore provided Non-GAAP net income and EPS figures - described in greater detail in the Non-GAAP Earnings Reconciliation Table later in this release - to enable the investment community
to  make  more  meaningful   period-over-period   comparisons.

FOURTH  QUARTER HIGHLIGHTS

o  Originated $516.3 million in loans; a year-over-year increase of 100%.

o Non-GAAP net income increased by 156% and Non-GAAP diluted EPS grew by 125% year-over-year.

o Direct cost to originate as a percentage of loan production decreased year-over-year by 36%, to 1.8% in Q4 2003 from 2.8% in Q4 2002.

o  The Company completed a $470 million asset-backed securitization.

      Net income for the full year ended December 31, 2003 was $67.4 million, or $3.59 per diluted share - which was favorably impacted by an income tax benefit of $30.5 million in the third quarter 2003 - compared to net income of $17.6 million, or $1.04 per diluted share in 2002.


FULL YEAR 2003 HIGHLIGHTS

o  Originated $1.7 billion in loans; a year-over-year increase of 96%.

o Non-GAAP net income increased by 168% and Non-GAAP diluted EPS grew by 138% year-over-year.

o Direct cost to originate as a percentage of loan production decreased year-over-year by 33%, to 2.0% from 3.0% last year.

      Although the Company recorded an effective 39 percent tax provision for the third and fourth quarters, it was able to utilize its net operating losses ("NOLs") to offset the vast majority of its tax obligations and is only paying minimal actual cash taxes. The Company expects to continue to pay only minimal cash taxes - either alternative minimum tax ("AMT") or excess inclusion income tax, as well as minimal state taxes - until its NOLs are fully utilized. The Company had approximately $27.0 million of NOLs, net of tax, outstanding at December 31, 2003.

      Commenting on these results, Hugh Miller, President and Chief Executive Officer said, "2003 was a truly momentous year for us. We achieved 96 percent origination growth year-over-year and we strengthened our financial position by paying off all our long-term unsecured debt. We also listed our shares on the American Stock Exchange and our solid performance was rewarded by the market, reflected in our significant stock price appreciation over the last year."

      The Company included a Non-GAAP presentation of earnings in this press release, in addition to GAAP earnings, to provide a more meaningful comparison to prior period results. The Non-GAAP presentation provides Non-GAAP net income and Non-GAAP EPS, which exclude (a) income produced by the reversal of the valuation allowance in the third quarter of 2003, (b) a special tax benefit in the third quarter of 2002, and (c) expenses related to a change in the Company's effective tax rate recorded in the third quarter of 2003. The Company began applying a 39 percent effective tax rate in the third quarter 2003.

      The Company's Non-GAAP net income for the three months ended December 31, 2003 was $12.1 million, or $0.63 per diluted share, an increase of 156 percent over the $4.7 million, or $0.28 per diluted share, for the comparable period last year. The Company's Non-GAAP net income for the full year 2003 was $41.3 million, or $2.17 per diluted share, an increase of 168 percent over the $15.4 million, or $0.91 per diluted share, one year ago.

LOAN ORIGINATIONS

      Delta originated $516.3 million of mortgage loans in the fourth quarter 2003, a 100 percent increase over the $257.7 million of mortgage loans originated during the comparable period last year. For the full year 2003, Delta originated $1.7 billion of mortgage loans, a 96 percent increase over originations of $872.2 million one year ago.

      Mr. Miller stated, "In addition to achieving robust origination volume for the year, we utilized our already advanced Click and Close(R) origination technology to reduce the direct cost to originate by 33 percent year-over-year."

      Mr. Miller continued, "For 2004, we expect to originate in excess of $2.0 billion in loans due to our continued expansion of existing retail origination centers and the addition of more staff to both the wholesale and retail channels. On the technology front, we anticipate further enhancements to Click and Close(R) as we aim to reduce our direct cost to originate even further."

LOAN DISTRIBUTION CHANNELS

      During the fourth quarter of 2003, wholesale and retail loan originations represented 62 percent and 38 percent, respectively, of Delta's total loan production, compared to 56 percent and 44 percent for the same period last year. Wholesale production from Delta's network of independent brokers for the fourth quarter 2003 grew 122 percent over the comparable period in 2002. Delta's retail loan production for the fourth quarter 2003 increased 73 percent over the same period in 2002.

      For the full year 2003, wholesale and retail loan originations represented 59 percent and 41 percent, respectively, of Delta's total loan production, compared to 61 percent and 39 percent for the same period last year. Wholesale production from Delta's network of independent brokers for the full year 2003 grew 88 percent over the comparable period in 2002. Delta's retail loan production for the full year 2003 increased 110 percent over the same period in 2002.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS (SFAS) NO. 91

      Under SFAS No. 91, certain nonrefundable fees and costs associated with originating loans are deferred at the point they are incurred and generally are recognized over the life of the loan. If a mortgage loan is sold, the deferred fees and costs are recognized at that time of sale. These loan origination fees and costs have been classified as a component of the gain on the sale of the loans sold in the fourth quarter of 2003. Previously reported amounts have been reclassified to conform to this presentation. This reclassification did not impact net income or earnings per share.

SECONDARY MARKETING (SECURITIZATION AND LOAN SALES)

      In the fourth quarter, Delta completed a $470 million senior-subordinate securitization structure under its Renaissance mortgage shelf and issued a NIM note (net interest margin note backed by the excess cashflow certificate received from the securitization). Similar to the structure of Delta's five most recent securitizations, this securitization contained a pre-funding feature under which Delta delivered approximately $361 million of mortgage loans to the securitization trust in the fourth quarter, and delivered the remaining mortgage loans in January 2004. This structure is designed to reduce execution and interest rate risk on the additional loans delivered to the securitization trust in the ensuing quarter, which the Company would otherwise seek to securitize or sell later in that quarter. During the fourth quarter, Delta also sold approximately $8.8 million of mortgage loans on a whole-loan basis and delivered approximately $90 million of mortgage loans relating to its third quarter securitization in October.

      The following tables summarize the Company's gain on sale of mortgage loans from securitization and whole loan sales consummated and delivered for the three months and years ended December 31, 2003 and 2002:

                                                     THREE MONTHS ENDED
                                                    (DOLLARS IN MILLIONS)
                                           DECEMBER 31, 2003   DECEMBER 31, 2002
                                           -----------------   -----------------
SECURITIZED LOANS DELIVERED TO TRUST             $451.1              $244.0
Total cash premium, net of related expenses       5.4 %               5.4 %
Excess cashflow certificate (1)                   0.0 %               1.0 %

WHOLE LOAN SALES                                   $8.8               $10.5
Total cash premium, net of related reserve        5.1 %               4.0 %

TOTAL GAIN ON SALE:
Total securitization and loan sales              $459.9              $254.5
Total cash premium, net of related
expenses and reserve                              5.4 %               5.3 %
Excess cashflow certificate (1)                   0.0 %               1.0 %
Deferred fees/(costs) (SFAS 91)                   0.0 %               0.1 %
Total Gain on Sale                                5.4 %               6.4 %

(1) THE COMPANY DID NOT RECORD AN EXCESS CASHFLOW CERTIFICATE ON ITS $470 MILLION 4TH QUARTER 2003 SECURITIZATION DUE TO THE SECURITIZATION STRUCTURE IT UTILIZED TO MAXIMIZE CASH REVENUE DURING THE PERIOD.


                                                         YEAR ENDED
                                                   (DOLLARS IN MILLIONS)

                                           DECEMBER 31, 2003   DECEMBER 31, 2002
                                           -----------------   -----------------

SECURITIZED LOANS DELIVERED TO TRUST            $ 1,495.2          $819.0
Total cash premium, net of related expenses         5.5 %           5.3 %
Excess cashflow certificate (1)                     0.5 %           1.3 %

WHOLE LOAN SALES                                    $42.4          $103.0
Total cash premium, net of related reserve          5.0 %           4.4 %

TOTAL GAIN ON SALE:
Total securitization and loan sales             $ 1,537.6          $922.0
Total cash premium, net of related
expenses and reserve                                5.5 %           5.2 %
Excess cashflow certificate (1)                     0.5 %           1.1 %
Deferred fees/(costs) (SFAS 91)                     0.2 %           0.0 %
Total Gain on Sale                                  6.2 %           6.3 %

(1) THE  COMPANY  DID NOT  RECORD AN  EXCESS  CASHFLOW  CERTIFICATE  ON ITS $435
MILLION 3RD QUARTER 2003 SECURITIZATION OR ITS $470 MILLION 4TH QUARTER 2003 SECURITIZATION DUE TO THE SECURITIZATION STRUCTURE IT UTILIZED TO MAXIMIZE CASH REVENUES DURING THE PERIODS.

NON-GAAP PRESENTATION

      At September 30, 2003, the Company reversed a deferred tax asset valuation allowance, which it established in 2000. Management and the Audit Committee of the Board of Directors believed that the reversal was appropriate at that time principally in light of the Company's eight consecutive quarters of profitability and positive cash flow, together with its plan (executed in October 2003) to redeem all of its long-term unsecured debt. The Company recorded minimal taxes in its results of operations over the seven prior quarters - from the fourth quarter of 2001 through the second quarter of 2003 - as a result of the valuation allowance against its deferred tax asset, which was primarily generated by NOLs in 2000 and 2001. The reversal of the valuation allowance had two significant effects:

   o First, in the third quarter of 2003, the Company recorded additional income equal to the amount of the valuation allowance reversal (which was partially offset by a change in its effective tax rate) reflected in its income statement in the line-item income tax benefit; and

   o Second, the Company's financial statements now reflect an income tax provision using an effective income tax rate of approximately 39 percent. Despite this change, the Company expects to continue to pay only minimal cash taxes (either AMT or excess inclusion income tax, as well as minimal state taxes) until its NOLs are fully utilized.

      In 2002 and the first two quarters of 2003 (prior to our reversal of the deferred tax asset valuation allowance), the Company's financial statements included only a minimal tax provision. Because the foregoing effects of the reversal of the deferred tax asset valuation allowance may make it difficult for investors to make a meaningful period-over-period comparison, we have provided a Non-GAAP presentation in addition to our GAAP results to assist the investment community. This Non-GAAP presentation excludes (a) income produced by the reversal of the valuation allowance in the third quarter of 2003, (b) an income tax benefit in the third quarter of 2002, and (c) expense related to a change in our effective tax rate recorded in the third quarter of 2003. By doing so, we aim to provide investors with the ability to make period-over-period comparisons based upon our previously reported results of operations, which, in effect, approximates our pre-tax earnings and is reflected as "Non-GAAP net income" and "Non-GAAP EPS."


                     NON-GAAP EARNINGS RECONCILIATION TABLE
                                   (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER DILUTED EPS)

                                                 THREE MONTHS ENDED             YEAR ENDED
                                                    DECEMBER 31,               DECEMBER 31,
                                                2003          2002         2003          2002
----------------------------------------------------------------------------------------------
Net income, as reported                       $ 7,413        4,722        67,406        17,637
Add (Less):income tax expense (benefit),
as reported                                     4,798          115       (25,354)       (1,769)
(Less): AMT/Excess inclusion income tax          (140)        (115)         (711)         (431)
                                              --------      -------      --------      --------
Non-GAAP net income                           $12,071        4,722        41,341        15,437
                                              ========      =======      ========      ========

DILUTED EPS:
Net income per diluted share, as reported     $  0.37         0.28          3.59          1.04
Non-GAAP EPS                                     0.63         0.28          2.17          0.91

Diluted weighted average shares            18,157,318   17,112,868    18,407,249    16,971,028


DILUTED SHARE COUNT

      Total diluted shares for the quarters ended December 31, 2003 and December 31, 2002 were 18.2 million and 17.1 million, respectively, and total diluted shares for the years ended

December 31, 2003 and December 31, 2002 were 18.4 million and 17.0 million, respectively. The increase in the Company's diluted weighted average number of shares outstanding for both the three months and full year ended December 31, 2003 over the respective comparable periods in the prior year, was primarily the result of the dilutive effect of warrants and employee stock options the Company issued in prior periods. Under the treasury stock method, warrants and employee stock options become dilutive (I.E., increase the number of diluted shares outstanding) when their exercise price is below the then market price of the common stock. The greater the difference between the exercise price and market price, the greater the dilution. Accordingly, the significant increase in Delta's stock price over the past year - from $1.10 on December 31, 2002 to $7.15 on December 31, 2003 - was the primary cause of the increased dilution.

      The Company's diluted share count in the fourth quarter of 2003 was lower than the third quarter of 2003 primarily due to the expiration of 706,790 unexercised warrants, which were issued in connection with Delta's 9.5% Senior Notes due 2004, and which were previously included in the Company's diluted weighted average share count.

ABOUT THE COMPANY

      Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates home equity loans primarily in 26 states. Loans are originated through a network of approximately 1,700 brokers and the Company's retail offices. Since 1991, Delta has sold approximately $9.3 billion of its mortgages through 38 securitizations.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be "forward-looking" statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our expectations as to the expansion of our loan production and our origination centers, our enhancements to Click and Close, the reduction of our origination costs, our future tax payments, and the strength of our financial position. There are many important factors that could cause Delta Financial Corporation and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; the Company's ability or inability to continue to access the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs associated with litigation, the Company's regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for Delta Financial Corporation and its subsidiaries' services, and other risks identified in Delta Financial Corporation's filings with the Securities and Exchange Commission. Delta hereby disclaims any obligation to update or revise any of the forward-looking information contained in this press release at any future date.

                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                            THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                                (UNAUDITED)                  (AUDITED)
                                                 DECEMBER 31,               DECEMBER 31,
                                            2003          2002         2003           2002
                                          -------       -------       -------       -------
REVENUES
  Net gain on sale of mortgage loans     $ 24,904       16,168        94,782        57,974
  Interest                                  4,667        1,815        12,418        11,803
  Excess cashflow certificate income          559          482         2,543          (112)
  Other income                                 40          431           425         1,281
                                         --------       ------       -------        -------
     Total revenues                        30,170       18,896       110,168        70,946
                                         --------       ------       -------        -------
EXPENSES
  Payroll and related costs                10,840        7,402        39,147        27,120
  Interest expense                          1,661        1,034         5,509         5,273
  General and administrative                5,458        5,623        23,460        22,685
                                         --------       ------        ------        -------
     Total expenses                        17,959       14,059        68,116        55,078
                                         --------       ------        ------        -------

Income before income
   tax expense (benefit)                   12,211        4,837        42,052        15,868
Income tax expense (benefit)                4,798          115       (25,354)       (1,769)
                                         --------       ------       --------       -------
     Net income                          $  7,413        4,722        67,406        17,637
                                         ========       ======       ========       =======

PER SHARE DATA:
Basic -weighted average number of
  shares outstanding                    16,740,238    15,904,049    16,308,561    15,894,913
                                        ==========    ==========    ==========    ==========

Diluted -weighted average number of
  shares outstanding                    18,157,318    17,112,868    18,407,249    16,971,028
                                        ==========    ==========    ==========    ==========

Net income applicable to common shares   $ 6,718(1)      4,722       66,015(1)      17,637
                                          ========      ======       =========      ======

Basic - net income per share             $    0.40        0.30         4.05           1.11
                                          ========      ======        ======        ======
Diluted - net income per share           $    0.37        0.28         3.59           1.04
                                          ========      ======        ======        ======


(1) After the required dividend payments of $695,780 and $1,391,560 during the 4th quarter of 2003 and for the twelve months ended December 31, 2003, respectively, to holders of the Company's Preferred Series A stock.

                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED AND CONDENSED BALANCE SHEETS
                                    (AUDITED)
                             (DOLLARS IN THOUSANDS)


                                                 DECEMBER 31,    DECEMBER 31,
                                                    2003            2002
                                                 ----------      ----------
ASSETS:
Cash and interest-bearing deposits              $     4,576          3,405
Loans held for sale, net                            190,801         33,984
Excess cashflow certificates, net                    19,853         24,565
Deferred tax asset                                   31,184          5,600
Other assets                                         10,577          5,990
                                                 ----------     ----------
   Total assets                                 $   256,991         73,544
                                                 ==========     ==========

LIABILITIES:
Warehouse financing                             $   144,826         13,757
Senior notes                                             --         10,844
Other liabilities                                    16,212         19,446
                                                 ----------      ---------
   Total liabilities                                161,038         44,047
                                                 ----------      ---------

STOCKHOLDERS' EQUITY:                                95,953         29,497
                                                 ----------      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:     $   256,991         73,544
                                                 ==========      =========


                                            ###


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